EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                              K-9 PROTECTION, INC.

          (PURSUANT TO NRS 78,385 AND 78.390 - AFTER ISSUANCE OF STOCK)



           K-9 PROTECTION, INC., a corporation organized and existing under and by virtue of the Nevada Revised Statutes,

Does hereby certify that:
                  FIRST: THAT at a meeting of the Board of Directors of K-9 Protections Inc. (the "Corporation") resolutions were duly adopted setting forth proposed amendments of the Articles of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments are as follows:

                  RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FIRST" so that said Article, as amended, shall be in read in its entirety as follows:

"The name of the Corporation is Miracle Entertainment, Inc."

                  RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "SECOND" so that said Article, as amended, shall be in read in its entirety as follows:

"SECOND: Registered Agent
                  The address of the Corporation's registered agent in the State of Nevada is National Registered Agents, Inc. of NV, 202 South Minnesota Street, Carson City, NV 89703, until such time as another is duly authorized and appointed by the Corporation."

                  SECOND: THAT thereafter, pursuant to the resolution of its Board of Directors, in a meeting of Stockholders of said Corporation duly called and held, upon notice, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


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           THIRD: THAT the foregoing amendments WILL NOT alter or change any preference or any relative or other right given to any class or series of outstanding shares of the Corporation.

           IN WITNESS WHEREOF, K-9 Protection, Inc. has caused the Certificate to be signed by Anthony J. Cataldo, its Chief Executive Officer and attested by Clifford D. Brune, its Assistant Secretary, this _______________ day of June, 2000.


                                 /S/ ANTHONY J. CATALDO
                                 ----------------------
                                  Anthony J. Cataldo


                                  /S/ CLIFFORD D. BRUNE
                                  ---------------------
                                  Clifford D. Brune



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